Item 5.   Other Events.

          Pacific Gas and Electric Company (the "Servicer") is the servicer of the California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1, Rate Reduction Certificates, Series 1997-1 (the "Certificates"). On January 4, 2001, Standard and Poor's lowered the short-term credit rating of the Servicer to A-3, and on January 5, 2001, Moody's Investors Services Inc. lowered the short-term credit rating of the Servicer to P-3. In accordance with Section 6.11(b) of the Transition Property Servicing Agreement dated as of December 8, 1997 between the Servicer and PG&E Funding LLC, on
January 8, 2001 the Servicer began remitting the charges paid by ratepayers for payments on the Certificates to Bankers Trust Company of California, N.A., as
trustee, on a daily basis.   The Servicer had previously been required to remit
these amounts once a month.